Exhibit 107

Calculation of Filing Fees Table

Form S-3

(Form Type)

Longeveron Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (8)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock (2)
	Equity	Preferred Stock (2)

	Other	Warrants (3)
	Other	Purchase Contracts (4)
	Other	Units (5)
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	Rule 457(o)	(6)	(7)	$50,000,000	.0000927	$4,635.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$50,000,000		$4,635.00
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$4,635.00

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock and/or preferred stock to be sold by the Registrant from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $50,000,000. The securities registered for sale also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.

(2)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.

(3)	Warrants covered by this Registration Statement may be Class A Common Stock warrants or preferred stock warrants.

(4)	Purchase Contracts covered by this Registration Statement include the rights to purchase any securities under this Registration Statement.

(5)	Each Unit will be issued under a unit certificate and will represent an interest in two or more securities registered hereby, including shares of Class A Common Stock, preferred stock, debt securities or warrants, which may or may not be separable from one another.

(6)	The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2(A)(iii)(b) to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure on Form S-3.

(7)	The filing fee rate is calculated based on $92.70 per 1,000,000.

(8)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.